SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          AMERICAN EXPLORATION COMPANY
                (Name of Registrant as Specified in Its Charter)


     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               Payment of filing fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)Title of each class of securities to which transaction applies:
    (2)Aggregate number of securities to which transaction applies:
    (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    (4)Proposed maximum aggregate value of transaction:
    (5)Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)Amount previously paid:
    (2)Form, Schedule or Registration Statement no.:
    (3)Filing party:
    (4)Date filed:

                          AMERICAN EXPLORATION COMPANY

                                 April 19, 1996

Dear Fellow Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of American Exploration Company ("American") to be held at 10:00 a.m. on Tuesday, May 21, 1996 at The Four Seasons Hotel, 1300 Lamar, Houston, Texas.

     At the meeting, you will be asked to consider and vote upon (1) the election of nine directors; (2) the approval of the appointment of American's independent public accountants; and (3) such other business as may properly come before the meeting or any adjournment thereof.

     We hope you will find it convenient to attend in person. Whether or not you expect to attend, to assure representation at the meeting and the presence of a quorum, please date, sign and promptly mail the enclosed proxy in the return envelope provided.

     A copy of American's 1995 Annual Report to Stockholders is also enclosed.

                                     Sincerely,

                                 /s/ MARK ANDREWS
                                     Mark Andrews
                                     Chairman of the Board
                                       and Chief Executive Officer


                          AMERICAN EXPLORATION COMPANY

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 21, 1996

TO THE STOCKHOLDERS OF
AMERICAN EXPLORATION COMPANY:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of American Exploration Company ("American") will be held at The Four Seasons Hotel, 1300 Lamar, Houston, Texas on Tuesday, May 21, 1996 at 10:00 a.m. for the following purposes:

     (1)  to elect nine members to the Board of Directors for the ensuing year;

     (2) to approve the appointment of Arthur Andersen LLP as independent public accountants of American for 1996; and

     (3) to transact such other business as may properly come before the meeting.

     American has fixed the close of business on March 22, 1996 as the record date for determining stockholders entitled to notice of, and to vote at, such meeting or any adjournment thereof.

     You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                     By Order of the
                                     Board of Directors

                                 /s/ T. FRANK MURPHY
                                     T. Frank Murphy
                                     Secretary

April 19, 1996
1331 Lamar
Houston, TX  77010-3088

                          AMERICAN EXPLORATION COMPANY

                              1331 LAMAR, SUITE 900
                            HOUSTON, TEXAS 77010-3088
                                 (713) 756-6000

                            ------------------------
                                 PROXY STATEMENT
                            ------------------------

     The accompanying proxy is solicited by the Board of Directors of American Exploration Company ("American" or the "Company"), a Delaware corporation, to be voted at the Annual Meeting of Stockholders of American to be held on Tuesday, May 21, 1996 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and at any adjournment thereof.

     This proxy statement and the accompanying proxy card are being mailed to stockholders on or about April 23, 1996. In addition to the solicitation of proxies by mail, regular officers and employees of American may solicit the return of proxies by mail, telephone, telegram or personal contact. American will pay the cost of soliciting proxies in the accompanying form. American will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock. American has retained Morrow & Co. to perform solicitation services in connection with this proxy statement. For such services, Morrow & Co. will receive a fee of up to $10,000 and will be reimbursed for certain out-of-pocket expenses and indemnified against certain liabilities incurred in connection with this proxy solicitation.

VOTING

     Holders of the Company's Common Stock, $.05 par value per share (the "Common Stock"), and the Depositary Shares ("Depositary Shares"), each representing a 1/200 interest in a share of $450 Cumulative Convertible Preferred Stock, Series C ("Convertible Preferred Stock") of American, as of March 22, 1996, the record date for determining persons entitled to notice of, and to vote at, the Annual Meeting, are entitled to vote on all matters at the Annual Meeting. Each share of Common Stock entitles the holder to one vote, and each Depositary Share entitles the holder to 1.6667 votes (the number of shares of Common Stock into which a Depositary Share may be converted upon regular conversion at the current conversion price of $15.00 per share), on each matter submitted to a vote of the stockholders. The holders of shares representing a majority of the votes of the issued and outstanding stock and entitled to vote, present in person or represented by proxy, constitute a quorum for the meeting. As of March 31, 1996, American had outstanding and entitled to vote 11,812,483 shares of Common Stock and 800,000 Depositary Shares convertible into 1,333,333 shares of Common Stock.

     All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in the proxy, the shares represented thereby will be voted by the persons named in the proxy, to the extent applicable, (1) for the election as a director of each nominee listed herein; (2) for the appointment of Arthur Andersen LLP as independent public accountants of American for 1996; and (3) in the discretion of such persons in connection with any other business that may properly come before the meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering written notice of revocation to the Secretary of American or by delivering a properly executed proxy bearing a later date. Proxies indicating stockholder abstentions will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter and, therefore, except in the case of director elections, will have the same effect as a vote against the matter. Shares represented by "broker non-votes" (I.E., shares held by brokers or nominees that are represented at a meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter and will not be included for purposes of determining the aggregate voting power or number of votes cast at the Annual Meeting. A stockholder who attends the Annual Meeting may, if he or she wishes, vote by ballot at the Annual Meeting and such vote will cancel any proxy previously given. Attendance at the Annual Meeting will not in itself, however, constitute the revocation of a proxy.

                                        1

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

     It is intended that the persons named below will be placed in nomination for election as directors at the Annual Meeting and that persons named in the proxy will vote in favor of such nominees unless authority to vote in the election of directors is withheld. The terms of office of the directors will be until the next annual meeting of stockholders and until their successors are elected and qualified. The persons named in the proxy may act with discretionary authority in the event any nominee should become unavailable for election, although management is not aware of any circumstances likely to render any nominee unavailable or unable to continue to serve. Each of the nominees is a current director of American. The affirmative vote of a plurality of the total votes cast is required for the election of directors.

                  NAMES AND BUSINESS EXPERIENCE OF THE NOMINEES

                                                                                       Director
Name                         Principal Occupation During Past Five Years       Age      Since
- ----                         -------------------------------------------       ---     --------
Mark Andrews                 Chairman of the Board and Chief Executive Officer  45       1980
                             of American (1)

Harry W. Colmery, Jr.        Vice President, Capital Guardian Trust Company     72       1990
                             of Los Angeles (2)

Irvin K. Culpepper, Jr.      Vice President, Kelso & Company, a merchant        47       1989
                             banking firm engaged in the leveraged buyout
                             business (3)

Walter J.P. Curley, Jr.      Venture capital investments (4)                    73       1993

Phillip Frost, M.D.          Chairman of the Board and Chief Executive Officer  59       1983
                             of IVAX Corporation, a pharmaceutical, medical
                             diagnostic and specialty chemical company (5)

Peter G. Gerry               Managing Director of Sycamore Management           50       1983
                             Corporation, an investment management firm (6)

H. Phipps Hoffstot, III      Private investor (7)                               39       1983

John H. Moore                Petroleum consultant (8)                           70       1989

Peter P. Nitze               Chairman of Nitze-Stagen & Company, Inc., a real   60       1983
                             estate and financial consulting firm (9)

- ------------

(1)  Mr. Andrews is also a director of IVAX Corporation.

(2) Mr. Colmery has been Vice President of Capital Guardian Trust Company of Los Angeles since 1986.

(3) Mr. Culpepper joined Kelso & Company in 1988. From 1986 to 1988, he was Vice President in charge of Private Finance for New York Life Insurance Company. Mr. Culpepper is also a director of Pepper Co., Inc. and is a director of the New York City Industrial Development Agency.

(4) Ambassador Curley was Ambassador to France from 1988 to 1992 and Ambassador to Ireland from 1974 to 1977. He is Principal of W.J.P. Curley, a venture capital company. After serving as Ambassador to France, Ambassador Curley was reappointed a director of American in March 1993, having previously served as a director of American from 1982 to 1988. Ambassador Curley is also a director of Sothebys Inc. and France Growth Fund, an advisory director to Paribas International and Trustee of the Frick Collection in New York City.

                                       2

(5) Dr. Frost has been Chairman of the Board and Chief Executive Officer of IVAX Corporation since March 1987. He is the Vice Chairman of the Board of Directors of North American Vaccine, Inc. Dr. Frost was also Chairman of the Department of Dermatology of Mount Sinai Medical Center of Greater Miami from 1972 to 1990. He is also a director of NAPRO Therapeutics, Inc. and Whitman Education Group, Inc. Dr. Frost is a trustee of the University of Miami and a governor of the American Stock Exchange.

(6) Mr. Gerry is also Chairman of Seven Up/RC Bottling Company of Southern California, Inc. and is a former President of Citicorp Venture Capital Ltd. and director of Pond Hill Homes, Ltd.

(7) Mr. Hoffstot is also Chief Financial Officer of Pittsburgh History & Landmarks Foundation and subsidiaries.

(8) Mr. Moore was Chairman of the Board and Chief Executive Officer of Ladd Petroleum Corporation from 1986 to 1988. He is also a former director of First Interstate Bank of Denver and is a former director of General Atlantic Resources.

(9) Mr. Nitze is also a Chairman of Nitze, Stagen & Co., Inc. (New York and Washington).

COMPENSATION OF DIRECTORS

    Each director, other than Mr. Andrews, received compensation of $2,000 per year for his services as a member of the Board of Directors. Effective July 1995, this amount was increased to $10,000 per year payable quarterly beginning with the third quarter of 1995. In addition, each director, other than Mr. Andrews, receives $1,000 for each Board or Committee meeting attended and is reimbursed for certain expenses incurred in attending meetings of the Board of Directors and committees thereof. Each Committee chairman also receives $10,000 per year payable quarterly.

    In addition, each director, other than Mr. Andrews, receives an initial award of 2,500 stock options in his initial year of service, and receives annual awards of 500 stock options, pursuant to the 1994 Stock Compensation Plan for as long as he remains a director.

BOARD ORGANIZATION AND MEETINGS

    The Board of Directors of American has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee. During 1995, the Executive Committee was composed of Messrs. Andrews, Culpepper, Gerry, Moore and Nitze. The function of this Committee is to exercise all the powers and authority of the Board of Directors during the intervals between the meetings of the Board, except to the extent that such authority is limited by law. In 1995, the Executive Committee held four meetings.

    During 1995, the Audit Committee was composed of Messrs. Nitze, Gerry and Moore. The Committee's function is to recommend to the Board of Directors the independent public accountants to be employed by American; to confer with the independent public accountants concerning the scope of their audit and, on completion of their audit, to review the accountants' findings and recommendations; and to review the adequacy of American's system of internal accounting controls. In 1995, the Audit Committee held three meetings.

    During 1995, the Compensation Committee was composed of Messrs. Culpepper and Hoffstot and Ambassador Curley. The Committee's duties are to approve the compensation of the officers of the Company; review the Company's salary administration policies; review the Company's Stock Compensation Plan (the "1983 Plan"), Employee Stock Ownership Plan ("ESOP"), 401(k) Plan, Phantom Stock Plan ("Phantom Plan"), 1994 Stock Compensation Plan (the "1994 Plan") and other compensation plans; select trustees and administrators for such plans; and, to the extent not otherwise delegated by the Board or Executive Committee, grant bonuses, options and benefits under such plans and otherwise approve individual transactions between the Company and officers or prospective officers that significantly affect the officers' benefits or compensation. In 1995, the Compensation Committee held three meetings.

         During 1995, the Nominating Committee was composed of Messrs. Nitze, Andrews and Moore and Ambassador Curley. This Committee is responsible for recommending to the Board of Directors the nominees for election as directors at the Annual Meeting. The Committee will accept recommendations of nominees for election as directors

                                        3

from stockholders if such recommendations are received by the Secretary in a timely fashion. In 1995, the Nominating Committee acted once by unanimous written consent.

    During 1995, the Board of Directors held ten meetings. No director holding office during 1995, except Messrs. Curley, Frost, Moore and Nitze, attended less than seventy-five percent of the aggregate number of meetings of the Board of Directors and of all Committees of which he was a member.

PRINCIPAL SECURITY HOLDERS

    The following table sets forth certain information with respect to the only persons known by American, based on statements filed by such persons pursuant to
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "34 Act"), to own beneficially in excess of 5% of the Common Stock as of March 31, 1996.

                                                 Number               Percent Of
Name And Address Of Beneficial Owner            Of Shares              Class (1)
- ---------------------------------------         ---------             ----------
General Electric Pension Trust                  1,995,559  (2)           16.4
3003 Summer Street
Stamford, Connecticut 06904

New York Life Insurance Company                 1,148,196  (3)           9.6
51 Madison Avenue
New York, New York  10010

Massachusetts Mutual Life Insurance Company       962,854  (4)           7.9
1295 State Street
Springfield, Massachusetts  01111

UNUM Corporation                                  799,438  (5)           6.8
2211 Congress Street
Portland, Maine  04122
- ------------

(1) Pursuant to Rule 13d-3(d)(1) under the 34 Act, the table includes shares of Common Stock that can be acquired through the exercise of options, warrants or convertible securities within 60 days. The percent of the class owned by each such person has been computed assuming the exercise of all such options, warrants and convertible securities deemed to be beneficially owned by such person, and assuming that no options, warrants or convertible securities held by any other person have been exercised.

(2) Includes 333,333 shares issuable upon conversion of Convertible Preferred Stock represented by 200,000 Depositary Shares.

(3) Includes 166,667 shares issuable upon conversion of Convertible Preferred Stock represented by 100,000 Depositary Shares.

(4) Includes 629,500 shares of Common Stock and 333,354 shares issuable upon exercise of warrants to purchase Common Stock.

(5) Based upon a Schedule 13G, as amended, filed by UNUM Corporation with the Securities and Exchange Commission (the "SEC").

SECURITY OWNERSHIP OF MANAGEMENT

     The table below sets forth information concerning the shares of Common Stock beneficially owned, as of March 31, 1996, by each director, the Chief Executive Officer and the four other most highly compensated officers who were serving at the end of American's last fiscal year. Pursuant to Rule 13d-3(d)(1) under the 34 Act, the table includes shares of Common Stock that can be acquired through the exercise of options, warrants or convertible securities within 60 days. The percent of the class owned by each such person has been computed assuming

                                       4

the exercise of all such options, warrants and convertible securities deemed to be beneficially owned by such person, and assuming that no options, warrants or convertible securities held by any other person have been exercised. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

                                           Number of Shares             Percent
                                            Of Common Stock             Of Class
                                            ---------------             --------
Mark Andrews............................       255,276  (1)               2.1
Harry W. Colmery, Jr. *.................         9,507                     **
Irvin K. Culpepper, Jr. *...............         2,500                     **
Walter J.P. Curley, Jr. *...............        13,500                     **
Phillip Frost, M.D.*....................       224,446  (2)               1.9
Peter G. Gerry *........................         3,625                     **
H. Phipps Hoffstot, III *...............        59,113  (3)                **
John H. Moore *.........................         4,031                     **
Peter P. Nitze *........................        42,009  (4)                **
John M. Hogan...........................        28,781  (5)                **
Harold M. Korell........................        45,662  (6)                **
Robert R. McBride, Jr...................         9,553  (7)                **
Steven L. Mueller.......................        11,837  (8)                **

All directors and executive officers
 as a group (17 persons)................       745,924  (9)               6.2

* Amounts include 2,500 shares issuable upon exercise of stock options ** Less than one percent


(1) Includes 55,348 shares held directly or indirectly by Mr. Andrews' children and a company of which Mr. Andrews' wife is a principal shareholder and a director, and as to which shares he disclaims beneficial ownership. Also includes 47,050 shares issuable upon exercise of stock options and 1,420 shares allocated to Mr. Andrews under the 401(k) Plan.

(2)    Includes 40,000 Depositary Shares.

(3) Includes 40,113 shares over which Mr. Hoffstot shares investment and voting power and as to which shares he disclaims beneficial ownership.

(4) Includes 28,842 shares owned by general partnerships of which Mr. Nitze is a general partner and over which he shares voting and investment power and 4,000 Depositary Shares.

(5) Includes 10,812 shares issuable upon exercise of stock options, and 531 shares allocated to Mr. Hogan under the 401(k) Plan.

(6) Includes 1,000 Depositary Shares, 20,812 shares issuable upon exercise of stock options, and 374 shares allocated to Mr. Korell under the 401(k) Plan.

(7) Includes 4,437 shares issuable upon exercise of stock options, and 386 shares allocated to Mr. McBride under the 401(k) Plan.

(8) Includes 4,437 shares issuable upon exercise of stock options, and 1,587 shares allocated to Mr. Mueller under the 401(k) Plan.

(9) These shares include, for all executive officers other than the Chief Executive Officer and the four other most highly compensated officers, 15,649 shares issuable upon exercise of stock options, and 5,839 shares allocated to officers under the 401(k) Plan.

                                        5

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS (PROPOSAL NO. 2)

     The Board of Directors has appointed, and recommends the approval of the appointment of, Arthur Andersen LLP as independent public accountants of American for 1996. This firm has acted as independent public accountants for American since its incorporation in 1980.

     Representatives of Arthur Andersen LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement if they desire to do so or to respond to appropriate questions raised by stockholders.

     The affirmative vote of a majority of the votes cast by holders of the outstanding shares of Common Stock and the outstanding shares of Convertible Preferred Stock (represented by Depositary Shares) present in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class, is required to approve the appointment of Arthur Andersen LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPOINTMENT OF ARTHUR ANDERSEN LLP (PROPOSAL NO. 2).

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the compensation for the years 1995, 1994 and 1993 for American's Chief Executive Officer and the four highest paid executive officers other than the Chief Executive Officer who were serving at the end of American's last fiscal year. All 1993 and 1994 share amounts and prices are adjusted for the 1995 one-for-ten reverse stock split of the Common Stock.

                                                                                      Long-Term Compensation Awards
                                                                                      -----------------------------
                                                                                                      Securities
                                                             Annual Compensation                      Underlying
                                                             -----------------------   Restricted    Options/SAR'S
                                                                                          Stock      (Option Units)   All Other
Name And Principal Position                       Year        Salary          Bonus     Awards (1)      (Shares)    Compensation (2)
- ---------------------------                       ----       --------       --------   -----------   -------------- ----------------
Mark Andrews ..............................       1995       $286,662       $200,000       None        120,000(3)       $  6,900
Chairman and ..............................       1994        270,000         75,000       None           None           210,316
Chief Executive Officer ...................       1993        270,000         60,000       $430,513     68,200(4)        147,919

John M. Hogan .............................       1995        189,583        100,000       None         20,000(3)          1,050
Senior Vice President and .................       1994        175,000         65,000       None           None             5,437
Chief Financial Officer ...................       1993        150,000         50,000        146,766     23,250(4)          1,318

Harold M. Korell ..........................       1995        202,500        100,000       None         60,000(3)          1,050
Senior Vice President - ...................       1994        190,000         50,000       None           None             5,437
Production ................................       1993        183,413         57,000        146,766     23,250(4)          1,318

Robert R. McBride, Jr. ....................       1995        140,000         35,000       None         10,000(3)          1,050
Vice President - Production ...............       1994        140,000         30,000       None           None             2,261
Operations ................................       1993        137,804         28,000         48,922      7,750(4)          1,050

Steven L. Mueller .........................       1995        140,000         35,000       None         10,000(3)          1,050
Vice President - Exploitation .............       1994        140,000         30,000       None           None             2,512
                                                  1993        137,804         28,000         48,922      7,750(4)          1,050

- ------------

(1) Granted in October 1993 under American's 1983 Plan. One-third of the shares vested on the second anniversary of the grant, one-third of the shares will vest on the third anniversary of the grant and one-third of the shares will vest on the fourth anniversary of the grant. The total number of shares of Restricted Common Stock held by the named officers as of December 31, 1995 and the total value thereof based on the $13.125 per share closing price of the Common Stock on the American Stock Exchange at the grant date were as follows: Mr. Andrews - 34,100 shares: $447,563; Mr. Korell - 11,625 shares: $152,578; Mr. Hogan - 11,625 shares: $152,578; Mr.
     McBride - 2,583 shares: $33,901 and Mr. Mueller - 3,870 shares: $50,859.
     The

                                       6

     aggregate number and value of all Restricted Common Stock Awards totaled 79,725 shares and $1,046,391. To the extent paid on shares of Common Stock, dividends will also be paid on Restricted Common Stock.

(2) All other compensation for 1995 consisted of the following: (i) Company contributions to the 401(k) Plan of $1,050 for each of the named officers; and (ii) Company-paid life insurance premiums for Mr. Andrews of $5,850.

(3) Amounts represent options granted under the 1994 Plan which was approved by stockholders at the 1995 Annual Meeting. The numbers of options granted under the 1994 Plan were as follows: Mr. Andrews - 40,000 shares; Mr. Hogan
     - 20,000 shares; Mr. Korell - 20,000 shares; Mr. McBride - 10,000 shares; and Mr. Mueller - 10,000 shares. In addition, Mr. Andrews was permitted to purchase up to 10,000 shares of Common Stock, the purchase of which would provide options with a $12.50 exercise price at a rate of eight options for each share of Common Stock purchased during a specified period. Mr. Andrews has purchased the full 10,000 shares. In addition, Mr. Hogan and Mr. Korell were each permitted to purchase up to 5,000 shares of Common Stock, the purchase of which would provide options with a $12.50 exercise price at a rate of eight options for each share of Common Stock purchased during a specified period. Mr. Hogan elected not to purchase shares and Mr. Korell has purchased the full 5,000 shares.

(4) Amounts represent option units granted in October 1993 under American's Phantom Plan. One quarter of the option units vest on each anniversary of the grant. In June 1995, the option units were converted to options with the same option price and vesting period as the original option units.

OPTION/SAR GRANTS

     The following table sets forth certain information with respect to options granted under the 1994 Plan, which grants were approved by the stockholders at the 1995 Annual Meeting.

                                                                                                               Potential
                                                                                                             Realizable Value
                                                                  % of Total                                 at Assumed Annual
                                                                    Options                                 Rates of Stock Price
                                                       Number      Granted to   Exercise                   Appreciation for Term
                                                     of Options   Participants   Price    Expiration     ---------------------------
      Name And Position                               Granted       in 1995     ($/Unit)   Date (1)           5%             10%
- -------------------------------                      -----------   ----------   --------  ----------     -----------     -----------
Mark Andrews(2) .............................         120,000        27.5%    $   12.50   10/31/2004      $2,443,342      $3,890,614
   Chairman of the Board and
   Chief Executive Officer

John M. Hogan(3) ............................          20,000         4.6%        12.50   10/31/2004         407,224         648,436
   Senior Vice President and
   Chief Financial Officer

Harold M. Korell(4) .........................          60,000        13.7%        12.50   10/31/2004       1,221,671       1,945,307
   Senior Vice President -
   Operations

Robert R. McBride, Jr .......................          10,000         2.3%        12.50   10/31/2004         203,612         324,218
   Vice President - Production
   Operations

Steven L. Mueller ...........................          10,000         2.3%        12.50   10/31/2004         203,612         324,218
   Vice President - Exploitation

- ------------

(1) Granted on November 1, 1994 subject to stockholder approval which was received on June 13, 1995. No more than one quarter of the options vest on each anniversary date of the grant; the options remain outstanding for a period of 10 years.

(2) Includes 80,000 options awarded to Mr. Andrews with a $12.50 exercise price at a rate of eight options for each share of Common Stock purchased during a specified period. Mr. Andrews has purchased the full 10,000 shares of Common Stock.

                                        7

(3) In addition, Mr. Hogan was awarded up to 40,000 options with a $12.50 exercise price at a rate of eight options for each share of Common Stock purchased during a specified period. Mr. Hogan elected not to exercise his right to purchase shares of Common Stock.

(4) Includes 40,000 options awarded to Mr. Korell with a $12.50 exercise price at a rate of eight options for each share of Common Stock purchased during a specified period. Mr. Korell has purchased the full 5,000 shares of Common Stock.

     In addition to the options granted above, at the election of the employees, the employees were permitted to convert their remaining option units granted under the Phantom Plan in 1993 to Incentive Stock Options under the 1994 Plan to the extent permitted and Nonqualified Stock Options at the original option unit price. The options will vest at the same rate as the option units with a term of ten years from the original option units award date. The 1994 Plan was approved at the 1995 Annual Meeting and approximately 154,113 additional options were issued under the 1994 Plan, including 113,775 options to the Executive Group and 40,338 to the Non-Executive Officer Employee Group. See Summary Compensation Table for option units granted under the Phantom Plan.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides information with respect to the unexercised options to purchase the Common Stock held by the executive officers named in the Summary Compensation Table at December 31, 1995. None of these executive officers exercised any stock options during 1995.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                             Number of Securities       Value of Unexercised
                            Underlying Unexercised      In-the-money Options/
                             Options/SAR'S Held at           SAR'S at
                               December 31, 1995        December 31, 1995 (1)
                           -------------------------  --------------------------
Name                       Exercisable Unexercisable  Exercisable  Unexercisable
- ----                       ----------- -------------  -----------  -------------
Mark Andrews ...............  83,550       126,600      $     0     $     0

Harold M. Korell ...........  42,687        62,250            0           0

John M. Hogan ..............  28,687        31,250            0           0

Robert R. McBride, Jr ......  10,312        13,000            0           0

Steven L. Mueller ..........  10,312        13,000            0           0

(1) Based on the closing price of the Common Stock on the American Stock Exchange on December 31, 1995 of $11.375.

AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS AND KEY EMPLOYEES

    After consultations by the Compensation Committee with its independent compensation consultant regarding current practices by companies surveyed by such consultant with respect to severance and employment agreements, upon the Committee's recommendation, American has entered into new severance agreements with eight of its executive officers and key employees and an employment agreement with the Chief Executive Officer providing for certain payments and other benefits upon the involuntary termination of the employment of such persons, including their constructive termination following a Change in Control, as defined in such agreements, of American. The severance and employment agreements are intended to promote the retention of such persons in the service of American by providing them with an extra measure of financial security. The agreements provide that, upon involuntary termination, Mark Andrews, the Chief Executive Officer, shall receive cash payments equal to three times an amount equal to the sum of his base annual salary plus the average amount of the bonuses paid to him in the last three fiscal years of the Company; each of John Hogan and Harold Korell, Senior Vice Presidents, shall receive cash payments equal to two times (three times in the event of a Change in Control) an amount equal to the sum of their respective base annual salaries plus the average amount of the bonuses paid to each individual in the last three fiscal years of the Company; and each of Cindy Gerow, Harry Harper, Robert McBride, Steve Mueller, Frank Murphy and Elliott Pew, Vice Presidents, shall receive cash payments equal to one times (two times in the event of Change in Control) an amount equal to the sum of their respective base annual salaries plus the average of the bonuses paid to each individual in the last three fiscal years of the Company. Such persons will also receive: (i) six months of medical and dental insurance benefits (except the disability coverage) at the expense of American followed by 18 months of reimbursement for payments made by such persons for medical

                                       8

and dental insurance continuation coverage in connection with rights conferred under the Consolidated Omnibus Budget Reconciliation Act of 1985, (ii) vesting of awards under the Company's stock compensation plans and Phantom Plan and
(iii) extension by six months of the exercise period for options. In addition to the termination benefits described above, the employment agreement with Mr.
Andrews: (i) provides for an initial term of three years which automatically renews for one year periods unless the Board of Directors gives written notice or the agreement is otherwise terminated in accordance with its provisions, (ii) summarizes Mr. Andrews' duties, which may be changed with the mutual consent of the Board of Directors and Mr. Andrews, (iii) sets his base salary at $310,000,
(iv) entitles him to participate in the bonus and other benefits plans available to executives of the Company, (v) entitles him to $2,500,000 of life insurance at the Company's expense and (vi) provides that Mr. Andrews may, under certain circumstances, perform post-employment consulting services and receive a reduced severance payment. The agreements do not provide for any benefits in the event of a termination for cause. The severance agreements provide for reduction of benefits under certain circumstances to avoid excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    New York Life Insurance Company ("New York Life"), the beneficial owner of 9.6% of the outstanding Common Stock, as calculated pursuant to Rule 13d-3(d)(1) under the 34 Act, and one of its wholly owned subsidiaries were investors in certain of American's institutional property acquisition programs (the "APPL Programs") which were dissolved in 1995. Further, in April 1994, New York Life established a $40.0 million nonrecourse secured credit facility in favor of a wholly owned subsidiary of American to be used to acquire interests in the APPL Programs. Under the terms of the facility, American's subsidiary paid a commitment fee of $200,000 and financing fees of 1.25% of funds advanced and advances accrue interest at rates varying from 3% to 6% over the 30-day AI/PI commercial paper rate over the one-year term of borrowings under the facility. During 1994, the Company's subsidiary borrowed approximately $32.0 million under this facility and made interest and financing fee payments aggregating $1.4 million. In early 1995, this facility was retired using existing capacity on the Company's bank credit facility.

    In mid-1990, American agreed to act as liquidator for New York Life in connection with New York Life's investment in a partnership managed by another oil company. In December 1993, American and New York Life's subsidiary, New York Life Resources, Inc., formed Ancon Partnership Ltd., a Texas limited partnership ("Ancon"), into which New York Life Resources, Inc., as a limited partner, contributed these properties and American, as general partner, purchased a 20% interest for $1.5 million. In May 1995, New York Life and certain affiliates transferred certain of its limited partner's interests in the APPL Programs to Ancon. The Company acquired a 20% interest in these properties for approximately $6.7 million in cash. American anticipates that New York Life and various affiliates will contribute additional properties to Ancon. American is obligated to purchase a 1% interest in such additional properties and will have the option to purchase an additional 19% interest therein.

    Wholly owned subsidiaries of New York Life and of American act as general partners of the NYLOG Programs, a series of producing property acquisition partnerships which were offered to the public through registered representatives of New York Life and several other broker dealers. As previously reported by the Company, American, American Exploration Production Company ("AEPCO"), a wholly owned subsidiary of the Company, New York Life and several of its subsidiaries, including NYLIFE Inc. ("NYLIFE"), are currently involved in litigation with investors in the NYLOG Programs. In connection with this litigation, the Company, AEPCO and NYLIFE have entered into an indemnity agreement (the "Indemnity Agreement"), pursuant to which NYLIFE has agreed to indemnify the Company and AEPCO from and against any and all judgments or settlements entered or reached in such litigation or any subsequent lawsuits by investors in the NYLOG Programs based on claims and factual allegations substantially similar to those contained in the original complaints filed. Pursuant to the Indemnity Agreement, NYLIFE has assumed control of the joint defense of these litigations at NYLIFE's expense, including, but not limited to, any settlement discussions or settlements. Additionally, pursuant to the Indemnity Agreement, the Company and AEPCO have agreed that if a settlement of the litigation occurs and in connection therewith the assets of the NYLOG Programs are sold in liquidation of the NYLOG Programs, the Company and AEPCO will be allocated only 5% (which represents AEPCO's initial capital contribution percentage) of revenues and net proceeds from the sale of properties effective from and after February 1, 1996.

    In connection with the stock purchase program adopted by the Compensation Committee pursuant to which members of management were granted Restricted Common Stock and option units based, in the case of senior management, upon the number of shares of Common Stock acquired, the Company permitted senior officers the right to finance with the Company a portion of the shares acquired. In this connection, Mr. Andrews, along with four other members of senior management, financed a portion of the shares acquired. The total amount outstanding of all such loans as of December 31, 1995 was $66,171, with Mr. Andrews' borrowings totaling

                                       9

$32,502. These loans bear interest at the applicable federal rate of 3.91% provided by Section 1274(d) of the Internal Revenue Code of 1986, as amended, and are payable semi-monthly over three years with final payment due in October 1996. Mr. Andrews subsequently repaid his loan in early 1996.

         During 1995, Nitze-Stagen & Company, Inc., of which Peter P. Nitze, a director of American, is Chairman, performed financial consulting services for American. American paid this company $20,000 for such services rendered during 1995. During 1995, American paid John H. Moore, a director of American, $11,250 for petroleum consulting services. O. Donaldson Chapoton, a director of American through June 1995, is a partner in the law firm at Baker and Botts, L.L.P. During 1995, Baker and Botts, L.L.P. received $285,000 from the Company for legal services which it provided to American, although Mr. Chapoton has no direct or indirect material interest in such amount.

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

    GENERAL. The Compensation Committee of the Board of Directors establishes corporate policy on the compensation of the Company's employees, including its executive officers. The Committee's recommendations relating to the compensation of executive officers are subject to the approval of the full Board of Directors. The primary components of the Company's executive compensation program are base salary, cash bonus and long-term equity-related incentives. During 1995, the Compensation Committee held four meetings and consulted extensively with the Committee's independent compensation consultant. The Committee's independent compensation consultant provided the Committee with compensation data developed from published and private survey sources for both publicly traded and privately held companies and an analysis of 14 independent oil and gas companies which were deemed comparable to the Company by the consultant. In early 1996, Ambassador Curley, Chairman of the Committee, and Mr. Hoffstot rotated off the Committee, and Mr. Culpepper became the Chairman with Messrs. Colmery and Moore joining the Committee.

    BASE SALARIES. In August 1995, the Committee reviewed the base salaries of the executive officers. At that time, based on market data compiled by the Committee's compensation consultant, base salaries being paid to the Chief Executive Officer and the two Senior Vice Presidents were found to be below the peer group median base salary levels. Base salaries being paid to the other executive officers of the Company were between the median and 75th percentile base salary levels based on the Committee's compensation consultant's data.

    Based on individual performance and the desire to pay competitive base salaries, the Committee adjusted the base salaries of the Chief Executive Officer, the Senior Vice President/Operations and the Senior Vice President and Chief Financial Officer effective July 1, 1995 from $270,000, $190,000 and $175,000 to $310,000, $220,000 and $210,000, respectively. After the adjustments, the base salary paid to each of the three senior executive officers fell between the median and 75th percentile base salary levels based on the Committee's compensation consultant's data.

    CASH BONUSES. Cash bonuses are paid to reward executives for achieving specific corporate financial performance objectives and for favorable performance of the price of the Company's Common Stock relative to that of a peer group comprised of specified publicly traded independent oil and gas companies.

    Corporate financial performance with respect to specific objectives ("CFP") is determined based upon actual results compared to threshold, target and maximum performance levels established by the Committee at the beginning of each year. For 1995, the objectives related to: (i) cash flow per share; (ii) proved reserve value added per dollar of cost incurred; (iii) income before taxes; and
(iv) lease operating and general and administrative expenses as a percent of oil and gas revenues. Each of the CFP objectives was equally weighted. If maximum performance levels were achieved, the Chief Executive Officer, Senior Vice Presidents and other executive officers would earn CFP cash bonuses equal to 60%, 40% and 20%, respectively, of their respective base salaries. If, however, an aggregate threshold performance level was not achieved, no CFP bonus would be paid to any executive officer.

    For 1995, based on actual Company results compared to CFP objectives, CFP cash bonuses were paid to the Chief Executive Officer, Senior Vice Presidents and other executive officers equal to 24%, 16% and 8%, respectively, of their respective base salaries.

    Executive officers also had the opportunity to earn a cash bonus based upon the performance of the Company's Common Stock price relative to that of its peer group determined by the Committee. If the increase in the market price of the Common Stock during 1995 ranks in the 75th percentile or greater relative to the increase in the market price of the stock of the peer group, a maximum pool equal to $518,000 would be available for bonus awards by the Committee. No pool for cash bonuses would be available for a percentile ranking of less than 12.5%. During

                                       10

1995, the price of the Common Stock as quoted on the American Stock Exchange, increased from $9.375 at December 31, 1994 to $11.375 at December 31, 1995, an increase of 23.5%, and placed the Company in the 61st percentile of common stock price performance experienced by the peer group. Based upon these results, a pool of $398,000 was established for bonuses. Actual bonus awards totaled $382,598 of which $125,527 was awarded to the Chief Executive Officer, $64,766 to the Senior Vice President-Operations, $66,367 to the Senior Vice President and Chief Financial Officer and an aggregate of $125,938 to the other executive officers.

    LONG-TERM EQUITY-RELATED INCENTIVES. The long-term equity-related component of compensation historically has consisted of both stock option grants and participation in the Company's ESOP and 401(k) Plan. Newly-hired executive officers are generally granted a base level of stock options. While not committed to any particular pattern or timing, the Committee generally follows a practice of making periodic grants of additional stock options. All employees of the Company had participated in the ESOP, generally receiving an allocation based upon a percentage of their cash compensation, but in view of the absence of recent contributions, the ESOP was terminated in late 1994. Participation in the 401(k) Plan is also available to all regular, salaried employees, with the Company matching a portion of the employee's contribution through contributions of Common Stock.

    As reported by the Committee last year, based on the independent compensation consultant's survey in 1994 indicating that long-term incentives provided by the Company were below those provided by the market median of companies in the survey, the Committee recommended the adoption of the 1994 Plan and the grant of options to senior management thereunder. The grants made to the top three members of Senior Management provided them with market median levels of stock options, with the right to receive additional options based upon shares of Common Stock purchased. For the remaining individuals listed in the Compensation Table, options granted were at approximately the 75th percentile of the market. In adopting the 1994 Plan, the Committee determined that long-term stability of the Company will be served more effectively by a closer identification of management's interests with those of the stockholders by providing equity based compensation.

    In connection with adoption of the Company's Phantom Stock Plan during 1993, members of senior management were provided the right to purchase designated numbers of shares of Common Stock at the market price and upon such purchase, for each share so purchased, two shares of Restricted Common Stock under the 1983 Plan and four option units under the Phantom Stock Plan were granted. With the approval of the 1994 Plan by the stockholders, holders of option units were allowed to exchange their then outstanding option units for options under the 1994 Plan on comparable terms.

    EMPLOYMENT AND SEVERANCE AGREEMENT. During 1995 the Committee, assisted by its independent compensation consultant, reviewed the severance agreements then in place with management and determined that such agreements did not provide market level benefits. Based upon a survey conducted by the Committee's independent compensation consultant and developed from published and private sources for both publicly traded and privately held companies, the two Senior Vice Presidents' severance payments in the event of a Change in Control were adjusted upward, the prior arrangements with the top eight members of management were reduced to severance agreements, and the Chief Executive Officer was provided with an employment agreement, all of which the Committee found was consistent with market practice. The Board of Directors approved these new agreements at its November 30, 1995 meeting. The Committee believes that the implementation of these agreements will benefit the Company by more closely aligning the interest of management with the interest of the Company's stockholders. For a more detailed description of these agreements, see "Agreements with Certain Executive Officers and Key Employees," above.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. With respect to 1995, the Compensation Committee awarded Mr. Andrews, the Chairman and Chief Executive Officer, a bonus of $200,000. This award was ratified by the full Board of Directors. The bonus reflected the Committee's consideration of the Company's progress based on specific factors such as increased cash flow per share, income before taxes and reductions in lease operating and general and administrative expenses as a percent of revenues and the leadership Mr. Andrews has shown over the past year. For a more detailed description of specific factors considered, see "Cash Bonuses" above.

    SECTION 162(M). The Compensation Committee has not yet adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Committee currently does not anticipate that the compensation of any executive officer during 1996 will exceed the limits on deductibility for 1996. In determining a policy for future periods, the Committee would expect to consider a number of factors, including the tax position of the Company, the materiality of amounts likely to be involved and any potential ramifications of the loss of flexibility to respond to unforeseeable changes in circumstances.

                                       11

    Executive compensation is an evolving field. The Compensation Committee monitors trends in this area, as well as changes in law, regulation and accounting practices, that may affect either its compensation philosophy or its practices. Accordingly, the Committee reserves the right to alter its approach in response to changing conditions.

         The foregoing report has been furnished by Messrs. Culpepper, Colmery and Moore.


PERFORMANCE GRAPH

    The following graph presents a five-year comparison of the yearly change in the cumulative total return of the Common Stock with the cumulative total return of the American Stock Exchange ("AMEX") Market Value Index and the Dow Jones Oil-Secondary Index. The graph assumes $100 was invested on December 31, 1990, in the Common Stock and in each of the two other indices. The graph also assumes the reinvestment of all dividends. Stock price performance shown on the graph is not necessarily indicative of future price performance.


                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


                                       12/90   12/91  12/92  12/93  12/94  12/95
                                       -----   -----  -----  -----  -----  -----
American Exploration .................  100      71     46      38     27     33

AMEX Market Value ....................  100     128    130     155    141    178

Dow Jones Oil - Secondary ............  100      98     99     110    106    123

                                       12


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the 34 Act requires American's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities ("Ten Percent Owners"), to file with the SEC and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of American. Such officers, directors and Ten Percent Owners are required by SEC regulations to furnish American with copies of all Section 16(a) forms they file.

    To American's knowledge, based solely on review of the copies of such reports furnished to American and written representations that no other reports were required, during the fiscal year ended December 31, 1995, the executive officers, directors and Ten Percent Owners complied with all applicable Section 16(a) filing requirements.

OTHER BUSINESS

    Management does not intend to bring any business before the Annual Meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented at the Annual Meeting by others. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

ANNUAL REPORT

    American's 1995 Annual Report to Stockholders, including consolidated financial statements for the year ended December 31, 1995, accompanies these proxy solicitation materials. The 1995 Annual Report to Stockholders is not part of these proxy solicitation materials.

STOCKHOLDER PROPOSALS

    Proposals intended to be presented by stockholders at American's 1997 Annual Meeting must be received by American, at the address set forth on the first page of this proxy statement, no later than December 18, 1996 in order to be included in American's proxy materials and form of proxy relating to that meeting. Stockholder proposals must also be otherwise eligible for inclusion.


                                       13


P                         AMERICAN EXPLORATION COMPANY
R              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
O               FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
X                                 May 21, 1996
Y
    The undersigned hereby appoints John M. Hogan and T. Frank Murphy, jointly and severally, proxies, with full power of substitution and with discretionary authority, to vote all shares of Common Stock and Depositary Shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Exploration Company ("American") to be held on Tuesday, May 21, 1996, at The Four Seasons Hotel, 1300 Lamar, Houston, Texas, at 10:00 a.m., or at any adjournment thereof, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTORS NAMED BELOW AND FOR THE APPROVAL OF ARTHUR ANDERSEN LLP AS AMERICAN'S ACCOUNTANTS FOR 1996.

    The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Annual Meeting.

1.   ELECTION OF DIRECTORS, NOMINEES: Mark Andrews, Harry W. Colmery, Jr., Irvin
     K. Culpepper, Jr., Walter J.P. Curley, Phillip Frost, M.D., Peter G. Gerry,
     H. Phipps Hoffstot, III, John H. Moore and Peter P. Nitze as directors, except as indicated below; or

          [ ] FOR          [ ] WITHHELD

    For, except vote withheld from the following nominee(s):

- -------------------------------------------------------------------------------
2.   APPROVAL OF THE APPOINTMENT OF Arthur Andersen LLP AS AMERICAN'S
     INDEPENDENT PUBLIC ACCOUNTANTS FOR 1996

     [ ] FOR  [ ] AGAINST   [ ] ABSTAIN

3. With discretionary authority as to such other matters as may properly come before the meeting


                                      Signature(s)                   Date

                                      Signature(s)                   Date

               Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.